Wave Reports Q1 ‘15 Revenue of $2.5M on Total Billings of $4.4M; Q1 Total Billings Rose 52% over Q4 ‘14

Lee, MA—April 30, 2015—Wave Systems Corp. (NASDAQ: WAVX), an enterprise security software provider, today reported first quarter (Q1 ’15) results for the period ended March 31, 2015. Wave will host a live webcast http://www.wave.com/resource-center/webcasts and conference call (212-231-2902) today at 4:30 p.m. ET to review its Q1 ’15 results and progress to date in 2015.

Q1 Financial Highlights

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Q1 ’15 total billings for enterprise software license and maintenance sales reached $4.1 million, the highest level in two years. This was primarily attributable to $2.3 million, multi-year order from a major, US-headquartered insurance company for over 250,000 licenses of both Wave Protector and Wave Reporter. This is the largest order in Wave's history with respect to the number of licenses sold and reflects the company’s shift in sales to focus on large enterprises. This order was billed in Q1 ’15 but revenue will be recognized ratably over the 3-year term of the contract.

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Q1 ’15 total billings decreased to $4.4 million versus Q1 ’14 total billings of $4.9 million. The decline was due to a $1.8 million decrease in OEM royalties and a $0.3 million decrease in service billings, which were offset by a $1.6 million increase in enterprise licensing and maintenance billings. The OEM royalties decrease of $1.8 million was principally due to a decrease in Dell-related OEM bundling activity, while the $0.3 million decrease in service billings was due to a contract with a partner that was executed in Q1 ’14 that was not repeated in Q1 ’15.

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Q1 ’15 total billings increased by $1.5 million or 52% to $4.4 million versus Q4 ’14 total billings of $2.9 million. The increase is attributable to a $1.8 million rise in enterprise licensing and maintenance billings, offset by a $0.3 million decrease in OEM software bundling royalties.

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Wave’s Q1 ’15 total net revenues were $2.5 million, a decline from $5.3 million in Q1 ’14 and quarter-over-quarter decline from $2.9 million in Q4 ’14. The decline in net revenues from Q1 ’14 included a decrease in licensing and maintenance net revenues of $2.9 million; $2.0 million of which was due to a decrease in OEM software bundling revenue, resulting primarily from a decline in shipments of Wave’s solutions under its OEM bundling relationship with Dell and a $0.9 million decrease in enterprise license and maintenance revenue.

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The $0.4 million decline in total quarter-over-quarter net revenues from Q4 ’14 consisted of a $0.3 million decrease in OEM software bundling revenue and a $0.1 million decrease in enterprise license and maintenance revenue.

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Q1 ’15 total operating expenses declined to $7.2 million versus $8.6 million in Q1 ’14. Q4 ’14 total operating expenses were $7.2 million. Beginning in the quarter ended June 30, 2014, Wave further enhanced the ongoing monitoring of operating expenses and has held the level of spending relatively consistent since that time.

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Wave’s Q1 ’15 net loss was $4.9 million, or ($0.10) per basic share, compared to a net loss of $3.3 million, or ($0.09) per basic share in Q1 ’14, and a net loss of $3.7 million, or ($0.08) per basic share, in Q4 ’14.

Working Capital & Other

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Cash and cash equivalents were $3.2 million at March 31, 2015, compared to $1.8 million at December 31, 2014. Wave’s total current assets were $4.9 million at March 31, 2015, and total current liabilities were $9.6 million, including $5.5 million in short-term deferred revenue. At December 31, 2014, the short-term portion of deferred revenue was $5.1 million.

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In addition to the increase in short-term deferred revenue highlighted above, long-term deferred revenue increased to $2.4 million at March 31, 2015 from $0.9 million at December 31, 2014. The increase is attributable to the increase in enterprise billings during Q1 ’15.

•	On January 26, 2015, Wave received net proceeds of $3.3 million through a registered direct placement of common stock priced at $0.65 per share and warrants priced at $0.70 per share.

Wave President and CEO Bill Solms commented, “Our refocused and reinvigorated sales and marketing effort yielded its first major win during Q1 with the signing of a $2.3 million multi-year license with a major US insurance company. At over 250,000 licenses for each of our Wave Protector and Wave Reporter data loss prevention products, this is Wave’s largest order ever in terms of licenses. The agreement also demonstrates that our strategic shift in focus to large enterprise customers is starting to gain traction.

“Our Q1 results show the continued transition of our business from one that was reliant on royalties from bundling our software client with OEM computing devices to a focus on selling our client/server-based solutions to large enterprise customers, both directly and through our partner channel. We are optimistic about our current sales outlook and the prospects for converting our pipeline of growing customer interest and opportunities into meaningful enterprise sales. We believe that the increase in Q1 total billings was not a one-time event but represents the beginning of expanding enterprise licensing and maintenance contract activity at Wave.

“Wave also extended its global reach, particularly in Asia, executing a memorandum of understanding with Nationz Technologies in the first quarter to jointly promote Trusted Platform Module (TPM) 2.0 solutions worldwide. Wave is the first TPM software vendor to partner with Nationz, the leading TPM vendor in China, and we expect to see benefits of this joint effort materialize in the later part of this year.

“Finally, from a corporate governance standpoint, Wave completed several initiatives. We named an accomplished technology CFO, executive and corporate advisor, R. Stephen Cheheyl, to our Board, filling the seat vacated by the passing of John Bagalay, Jr. Additionally, in response to shareholder requests, we enhanced our Board election methodologies by initiating majority-voting for the Board of Directors instead of plurality voting. The Board of Directors also developed new compensation and stock ownership policies for its members. Please refer to the Proxy statement that was filed today for more information.

“In summary, we continue to believe that Wave possesses the technology, solutions, people, prospects and strategic plan to be successful, and the market need for stronger and more cost effective security solutions continues to grow. For these reasons we remain optimistic regarding our prospects and are laser focused on delivering further improved sales and financial performance.”

About Wave Systems
Wave Systems Corp. reduces the complexity, cost and uncertainty of authentication and data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves. Wave is a leading expert in this growing trend and is leading the way with first-to-market solutions and helped shape standards through its board seat on the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements
This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Wave assumes no duty to and does not undertake to update forward-looking statements.
All brands are the property of their respective owners.

Wave Systems Corp.	Investor Relations
Walter A. Shephard, CFO	David Collins, Chris Eddy
(413) 243-1600	(212) 924-9800
investors@wave.com	wavx@catalyst-ir.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	March 31, 2015	March 31, 2014
Net revenues:
Licensing and maintenance	$2,452,535	$5,332,539
Total net revenues	2,452,535	5,332,539

Operating expenses:
Licensing and maintenance – cost of net revenues	444,794	312,828
Selling, general, and administrative	4,301,674	5,201,968
Research and development	2,499,046	3,064,673
Total operating expenses	7,245,514	8,579,469

Operating loss	(4,792,979)	(3,246,930)

Other income (expense), net:
Net currency transaction loss	(50,095)	(1,711)
Net interest expense	(60,938)	(44,864)

Total other income (expense), net	(111,033)	(46,575)
Net loss	$(4,904,012)	$(3,293,505)

Loss per common share – basic and diluted	$(0.10)	$(0.09)

Weighted average number of common shares outstanding during the period	49,943,967	38,486,897

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Supplemental Schedules
(Unaudited)

	Three months ended
	March 31, 2015	March 31, 2014

Total net revenues	$2,452,534	$5,332,539
Increase (decrease) in deferred revenue	1,923,140	(426,699)

Total billings (Non-GAAP)	$4,375,674	$4,905,840

Net loss as reported	$(4,904,012)	$(3,293,505)
Net interest expense	60,938	44,864
Depreciation and amortization	205,752	236,648
Share-based compensation expense	109,248	414,283

EBITDAS (Non-GAAP)	$(4,528,074)	$(2,597,710)

Non-GAAP Financial Measures:

As supplemental information, we provide the non-GAAP performance measures that we refer to as total billings and EBITDAS. Total billings is provided in addition to, but not as a substitute for, GAAP total net revenues. Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue. We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in our software license upgrades. Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies. For the three months ended December 31, 2014, total billings were $2,923,842 and consisted of total net revenues of $2,866,371 adjusted for an increase in deferred revenue of $57,471.

EBITDAS is defined as net income (loss) before interest income (expense), income taxes, depreciation, amortization and share-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, we regard EBITDAS as a complement to net income (loss) and other GAAP financial performance measures, including an indirect measure of operating cash flow. For the three months ended December 31, 2014, negative EBITDAS was $(2,954,972) and consisted of net loss as reported of $(3,685,704) adjusted for net interest expense of $604,325, depreciation and amortization of $208,340, share-based compensation expense of $(93,933) and income tax expense of $12,000.

WAVE SYSTEMS CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	March 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$3,156,809	$1,777,414
Accounts receivable, net of allowance for doubtful accounts of $-0- March 31, 2015 and December 31, 2014	1,231,062	1,820,945
Prepaid expenses and other current assets	497,370	397,689
Total current assets	4,885,241	3,996,048
Property and equipment, net	386,109	411,755
Amortizable intangible assets, net	1,862,553	2,008,227
Goodwill	1,448,000	1,448,000
Other assets	165,989	169,330
Total Assets	8,747,892	8,033,360

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable and accrued expenses	4,088,031	3,918,493
Deferred revenue	5,533,972	5,125,932
Total current liabilities	9,622,003	9,044,425
Other long-term liabilities	41,066	50,779
Royalty liability	5,026,486	4,982,306
Long-term deferred revenue	2,430,458	871,677
Total liabilities	17,120,013	14,949,187

Stockholders’ Deficit:
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 51,475,368 shares issued and outstanding at March 31, 2015 and 45,962,324 at December 31, 2014	514,754	459,623
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 8,885 shares issued and outstanding at March 31, 2015 and December 31, 2014	89	89
Capital in excess of par value	426,138,126	422,745,539
Accumulated deficit	(435,025,090)	(430,121,078)
Total Stockholders' Deficit	(8,372,121)	(6,915,827)
Total Liabilities and Stockholders’ Deficit	$8,747,892	$8,033,360

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